Exhibit 10.55

AGREEMENT FOR SALE AND PURCHASE

By and Between

THE ST. JOE COMPANY

as Seller

and

MATTAMY (JACKSONVILLE) PARTNERSHIP d/b/a MATTAMY HOMES

as Purchaser

RIVERTOWN

Dated: December 30, 2013

AGREEMENT FOR SALE AND PURCHASE

THIS AGREEMENT FOR SALE AND PURCHASE (this “Agreement”) is made and entered into as of this 30 day of December, 2013 (the “Effective Date”), by and between THE ST. JOE COMPANY, a Florida corporation authorized to do business in Florida (“Seller”), and MATTAMY (JACKSONVILLE) PARTNERSHIP d/b/a MATTAMY HOMES, a Florida general partnership (“Purchaser”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises herein set forth the parties hereto, intending to be legally bound, hereby agree as follows:

I. PURCHASE AND SALE; ASSETS SUBJECT TO THIS AGREEMENT

Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, upon the Closing Date and subject to the terms and conditions hereinafter set forth, all of the following (which shall collectively be referred to as the “Property”):

A. Real Property. All of the real property described in Exhibit “A” attached hereto and made a part hereof by this reference, which consists of both developed lots and undeveloped land, certain common property, common areas and other common ownership located in the community commonly known as “RiverTown” (“RiverTown”) in St. Johns County, Florida (collectively, the “Real Property”), which Real Property shall specifically not include any Sold Lots (defined in Paragraph XII(E) below) or any Impact Fee Credits (defined in Paragraph XVI below).

B. Development Rights. The Seller will assign all of its rights and responsibilities under the following (collectively, the “Development Rights”): (i) as set forth in that certain RiverTown Development of Regional Impact Development Order, adopted by St. Johns County as Resolution No. 2004-45, as amended by Resolution No. 2010-286 (collectively, the “Development Order”), and (ii) as set forth in the RiverTown Planned Unit Development zoning ordinance, which is St. Johns County Ordinance No. 2005-100, as amended by Ordinance No. 2010-49 (collectively, the “PUD”), all as more fully set forth in Paragraph XIV of this Agreement.

C. Founders’s Rights. All of Seller’s right, title and interest with respect to the Real Property as Declarant, Developer, Owner, Member or otherwise, under and pursuant to any covenants, conditions, restrictions, agreements and other related documents benefiting the Real Property, including without limitation articles of association relating to the Rivertown Community Association, Inc. and any other homeowner or property owner association formed with respect to any of the Real Property, (collectively, the “Association”), together with all rights, title, interest and duties under the declarations, as supplemented and amended from time to time, listed on Exhibit “B” attached hereto and made a part hereof (collectively, the “Declarations”), including but not limited to the right to appoint directors of associations thereunder (all the foregoing, collectively, the “Founder Rights”).

D. Developer’s Rights. All of Seller’s right, title and interest with respect to the Real Property as Developer, Permittee, Applicant, Owner or otherwise in and to all of the permits, licenses, local government development orders, authorizations, approvals, zoning rights, environmental permits and approvals, vested rights, subdivision rights, water, sewer and other utility rights, and other rights relating to or necessary or convenient for the development of the Real Property, including but not limited to all such matters described in Exhibit “C” attached hereto and by this reference made a part hereof (collectively, the “Permits”) (collectively, all of the rights and interests described in this Paragraph I.(D) to be conveyed to Purchaser are referred to herein as the “Developer’s Rights”, which Developer’s Rights shall not include any Impact Fee Credits, as defined in Paragraph XVI below, which Impact Fee Credits shall remain the property of Seller).

E. Tangible and Intangible Personal Property. All of the following tangible and intangible personal property, if any, but only to the extent owned or controlled by Seller (including but not limited to property held in the name of the Association, which is controlled by Seller) and in its possession and used at or in connection with the Property, and only to the extent transferable, but specifically excluding any personal property which Seller uses in connection with the general operation of its business or in connection with development projects other than RiverTown (collectively, the “Personal Property”):

1. All contracts, contract rights, project management agreements, consulting agreements, employment agreements, advertising agreements, development contracting agreements, brokerage agreements, service agreements, utility agreements, and agreements of any other kind and nature, in which Seller has any present or future right or interest on the Closing Date, a listing of which is included in Exhibit “D-1” attached hereto and by this reference made a part hereof (collectively, the “Contracts”). Purchaser shall inspect the Contracts during the Inspection Period, and prior to the expiration of the Inspection Period, identify and give notice to Seller which Contracts Purchaser desires Seller terminate prior to the Closing. If Purchaser fails to provide Seller with the required notice of which Contracts it desires to terminate prior to the expiration of the Inspection Period, Purchaser shall assume all of the Contracts. For any Contracts that are terminable and that are not to be assumed by Purchaser pursuant to this Subparagraph I(E)(1)(“Terminable Contracts”), Seller shall either (i) terminate such Terminable Contracts at Closing, or (ii) give notice of termination at Closing for those Terminable Contracts which require notice of termination, in which case termination will occur as provided in said Contracts, and any sums due under such Terminable Contracts shall be prorated per Paragraph VII herein. Purchaser shall assume all Contracts which are not Terminable Contracts from and after the Closing Date. With respect to any of the Contracts (whether Terminable Contracts or otherwise), Seller shall remain liable for any obligations that arise or result from any transactions then completed thereunder or that arise or result from any failure of Seller to perform thereunder prior to the Closing Date.

2. All contracts, contract rights, project management agreements, consulting agreements, employment agreements, advertising agreements, development contracting agreements, brokerage agreements, service agreements, utility agreements, and agreements of any other kind and nature, in which any Association, has any present or future right or interest on the Closing Date, a listing of which is included in Exhibit “D-2” attached hereto and by this reference made a part hereof (collectively, the “Association Contracts”). Purchaser shall inspect the Association Contracts during the Inspection Period, and prior to the expiration of the Inspection Period, identify and give notice to Seller which Association Contracts Purchaser desires Seller to cause the Association to terminate prior to the Closing. If Purchaser fails to provide Seller with the required notice of which Association Contracts it desires to terminate prior to the expiration of the Inspection Period, then Seller shall not be obligated to cause the Association to terminate such Association Contracts. For any Association Contracts that are terminable and that are to be terminated in accordance with this Subparagraph I(E)2 (“Terminable Association Contracts”), Seller shall either (i) cause the Association to terminate such Terminable Association Contracts at Closing, or (ii) cause the Association to give notice of termination at Closing for those Terminable Association Contracts which require notice of termination, in which case termination will occur as provided in said Terminable Association Contracts. All Association Contracts which are not Terminable Association Contracts shall remain in full force and effect as of Closing. With respect to the Association Contracts, Seller shall remain liable for any obligations that arise or result from any transactions then completed thereunder or that arise or result from any failure of Seller to perform thereunder prior to the Closing Date, which shall include any failure of Seller to provide the required deficit funding for the Association to perform thereunder.

3. All of Seller’s right, title and interest in the RiverTown service marks listed on Exhibit “E”, but excluding any trademarks or service marks which contain the names “JOE”, “St. Joe”, “Arvida”, or the “Taking Flight” design of Seller.

4. All contracts for the sale of lots which are included within the Property, none of which are for the construction of homes by Seller, which are (a) all of such lot sales contracts that are listed in Exhibit “F” attached hereto and by this reference made a part hereof, and (b) any such lot sales contracts that are entered into by Seller after the Effective Date hereof with the written permission of Purchaser pursuant to Subparagraph XII(C) hereof (each, an “Interim Contract”), and collectively, all such lot sales contracts, whether listed in Exhibit “F” hereto or any Interim Contracts, are referred to herein as the “Sales Contracts”), together with all deposits thereon. The Seller shall assign and transfer all of the Sales Contracts to Purchaser, together with all deposits thereon, and Purchaser shall assume and agree to perform all of the Sales Contracts; provided, however, that with respect to the Sales Contracts, the transfer and assignment thereof from Seller to Purchaser will provide that Seller shall remain liable for any obligations that arise or result from any transactions completed prior to the Closing Date or that arise or result from any failure of Seller to perform thereunder prior to the Closing Date. If the Seller is holding deposits in the form of letters of credit or in any form other than cash, then Seller will cooperate with the purchasers under such Sales Contracts to have deposits in form other than cash reissued properly to Purchaser, in form acceptable to the Purchaser, at the Closing.

5. All of Sellers’ right, title and interest in that certain Bulk Services Agreement between AT&T (f/k/a BellSouth Telecommunications, Inc.) and RiverTown Community Association, Inc. dated May 21, 2007, that certain Installation and Services Agreement between AT&T (f/k/a BellSouth Telecommunications, Inc.) and The St. Joe Company dated May 16, 2007, and that certain Developer Agreement between Peoples Gas System and The St. Joe Company dated August 25th, 2006 arising from and after Closing Date (collectively, the “Bulk Services Agreements”). It is the intent of the parties that the Seller shall have the right to receive payments due under the Bulk Services Agreements with respect to completed homes that have been sold to non-developer third parties, and that the Purchaser shall have the right to receive all payments due under the Bulk Services Agreements with respect to all other residential units within RiverTown. The parties shall agree on a form of assignment of the Bulk Services Agreements prior to the end of the Inspection Period. Purchaser shall cooperate with Seller to assure that any sums due Seller which have accrued and been earned prior to Closing are paid to Seller.

6. All books and records (whether in written form or another storage media), supplier lists, accounts, approvals, plans, warranties, guaranties, office supplies, forms, plats, surveys, engineering plans, land plans, utility plans, drainage plans, soil reports, landscape plans, as-built plans and surveys, drawings, environmental reports, vehicular and pedestrian access plans, wetlands determinations, contract forms and marketing materials, used in the ownership or operation of the Property, but only to the extent such items are assignable (collectively, all of the assets referred to in this Subparagraph 1.(D)(5) may be referred to herein as the “Remaining Assets”, and all such Remaining Assets shall be fully determined during the Inspection Period as agreed upon by the parties and added to Exhibit “G” attached hereto and made a part hereof; provided, however, that with respect to the Remaining Assets, the transfer and assignment thereof from Seller to Purchaser will provide that Seller shall remain liable for any obligations that arise or result from any transactions arising prior to the Closing Date or that arise or result from any failure of Seller to perform thereunder prior to the Closing Date and that Purchaser shall be liable for any obligations that arise or result from any transactions arising after this Closing Date. Seller shall also be permitted to retain copies of any such records or other material delivered to Purchaser, subject to the confidentiality provisions hereof.

7. All tenements, hereditaments, easements, privileges, licenses, reversions, remainders, and other rights and appurtenances belonging or in any manner appertaining to the Real Property, including without limitation, all riparian and littoral rights in and to alleys or rights-of-way adjacent to the Real Property; all above ground and below ground improvements situated on the Real Property; and existing and future mineral rights, timber, citrus and other crops and vegetation.

II. INSPECTION PERIOD

A. Real Property Inspection. Purchaser shall have until 6:00 p.m. E.S.T. on February 28, 2014 (the “Inspection Period”) to examine the Property and conduct whatever reviews, studies, analyses, inspections, tests or investigations, including any environmental assessments, Purchaser deems appropriate; provided, however, that if any Phase I Environmental Report recommends invasive or other Phase II testing (any such testing is referred to herein as a “Phase II”) of any part of the Property, then Purchaser shall not undertake any Phase II testing unless and until Seller has been provided with a copy of the Phase I report that recommends the Phase II testing and the Seller and Purchaser agree, in good faith and without delay on the procedure and scope of work for said Phase II; provided, however, that Purchaser and Seller shall mutually agree to any extension of the Inspection Period if necessary to accommodate Purchaser’s completion of any required Phase II testing. Seller shall permit representatives, agents, employees, lenders, contractors, appraisers, architects and engineers designated by Purchaser access to, and entry upon, the Property at reasonable times and in a reasonable manner to examine, inspect, measure, and test the Property for the purposes set forth in this paragraph. If the Purchaser determines before expiration of the Inspection Period, in Purchaser’s sole and absolute discretion, that it wishes to proceed with the transactions contemplated by this Agreement, Purchaser shall provide written notice to Seller and the Escrow Agent of such election prior to the expiration of the Inspection Period, and thereafter the parties shall proceed to Closing subject to satisfaction of all other contingencies and conditions set forth in this Agreement. If Purchaser does not so notify Seller and Escrow Agent of its election to proceed prior to the expiration of the Inspection Period, Purchaser shall be deemed to have elected to terminate this Agreement and shall be entitled to receive a full refund of the Deposit then paid, together with all interest accrued thereon. After termination of the Contract pursuant to this Paragraph, the Purchaser shall within five (5) business days thereafter provide to Seller copies of all studies, surveys, reports and other materials prepared by or for Purchaser in connection with Purchaser’s inspection of the Property, expressly excluding any proprietary sales information or data, marketing plans or data, business plans, software, engineering plans, architectural plans, financial analysis, formulas, advertising, copyrighted or patented materials or other proprietary information prepared by or for Purchaser and thereafter this Agreement shall automatically terminate and be of no further force or effect except for the provisions hereof which specifically survive the termination of this Agreement. Purchaser may also elect to terminate this Agreement at any time prior to the expiration of the Inspection Period for any reason whatsoever in Purchaser’s sole and absolute discretion, by written notice to Seller and Escrow Agent, and upon any such notice Purchaser shall receive a full refund of the Deposit then paid, together with all interest accrued thereon, and thereafter this Agreement shall terminate and be of no further force or effect except for the provisions hereof which specifically survive the termination of this Agreement. Prior to Purchaser or its agents entering the Property, Purchaser shall provide to Seller evidence reasonably satisfactory to Seller: (i) of the existence of Purchaser’s public liability insurance in an amount not less than $1,000,000 with Allianz Global Risks U.S. Insurance Company; and (ii) that Seller has been named as an additional insured of such insurance. Purchaser shall assume all risks involved in entry onto the Property. Purchaser shall indemnify and hold Seller harmless from all claims, liability, damages, costs or expenses for injury to persons or property sustained by any person arising from claims for personal injury or property damage incurred by Seller as a result of Purchaser’s and any and all of Purchaser’s agents’ exercise of its rights to inspect, survey or otherwise test the Property. The indemnity and defense obligations of this section do not apply to (a) any loss, liability cost or expense to the extent arising from or relating to the acts or omissions of Seller, or its agents or consultants, (b) any diminution in value in the Property arising from or relating to matters discovered by Purchaser during its investigation of the Property, (c) any latent defects in the Property discovered by Purchaser, or (d) the release or spread of any Hazardous Materials which are discovered (but not deposited) on or under the Property by Purchaser. Purchaser shall repair any damage to the Property caused by Purchaser’s inspections, surveys or tests to substantially the same condition as prior to entry onto the Property. If Purchaser elects or is deemed to have elected to cancel this Agreement within the Inspection Period, Purchaser shall return all material provided or made available by Seller as part of Purchaser’s inspection, and Purchaser shall also deliver to Seller all non-proprietary and non-confidential materials it acquires during the course of its investigation. Purchaser acknowledges and agrees that Purchaser’s decision to proceed with this transaction after the end of the Inspection Period shall be based solely on its independent review and evaluation of the Property and the representations made by Seller herein. Seller agrees that it will make a good faith effort to comply with Purchaser’s reasonable requests for information about the Property that is in Seller’s possession or control.

B. Contact with Agencies: If Purchaser conducts any meetings or telephone conferences with representatives of St. Johns County, the St. Johns County School District, the St. Johns River Water Management District, the Northeast Florida Regional Council or any other local, regional, state or federal agency collectively (“Governmental Agencies”) regarding the Property during the Inspection Period, Purchaser shall provide Seller with at least two (2) business days prior written notice of such meetings or teleconferences and Seller shall be permitted to have a representative attend such meetings or teleconferences. Notwithstanding the foregoing, Purchaser, its attorneys, engineers and consultants may communicate with staff members of governmental agencies via telephone, letter or e-mail without prior notice to Seller, for any such communications related to the confirmation, status, existence or transferability on any rights, entitlements, approvals or capacities, or other information available to the public upon request which is related to the Property, provided that such telephonic, written and electronic communications do not effectuate any changes to such rights, entitlements, approvals or capacities and provided that Purchaser provide Seller with copies of any written and electronic communications with Governmental Agencies.

III. PURCHASE PRICE

The purchase price to be paid by Purchaser to Seller for the Property (the “Purchase Price”), shall be FORTY THREE MILLION SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($43,600,000.00), but subject to adjustments and prorations provided for herein. Purchaser shall be required to purchase certain impact fee credits related to the Real Property from Seller as set forth in Paragraph XVI hereof, in addition to the Purchase Price. Payment for the Impact Fee Credits shall be paid for in the manner described in Paragraph XVI of this Agreement.

IV. DEPOSIT

A. Within five (5) business days after the Effective Date hereof, Purchaser shall deposit with the Orlando, Florida office of Shutts & Bowen, LLP (“Escrow Agent”), the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Initial Deposit”), to be held in escrow to secure the performance by Purchaser of its obligations under this Agreement. In the event that the Purchaser has elected to proceed under this Agreement at or prior to the end of the Inspection Period, then no later than the earlier of three (3) business days after the conclusion of the Inspection Period or Purchaser’s election to proceed to Closing, Purchaser shall pay to Escrow Agent the additional deposit of One Million Nine Hundred Thousand and No/100 Dollars ($1,900,000.00) (the “Additional Deposit”), such that Purchaser shall have thereupon deposited with Escrow Agent the total deposit of Two Million and No/100 Dollars ($2,000,000.00) (the “Deposit”). All such deposit installments made to Escrow Agent hereunder, in whatever form, are collectively referred to herein as the “Deposit”. The Deposit shall be held by the Escrow Agent pursuant to a mutually acceptable escrow agreement among Purchaser, Seller and Escrow Agent, which shall, among other things, provide that all cash installments of the Deposit shall, upon clearance, be deposited by Escrow Agent in an interest bearing account acceptable to the Purchaser. Purchaser may, at its election, make the Additional Deposit in the form of letters of credit, provided that the issuer, the terms and the form of such letter of credit are reasonably acceptable to Seller. If Purchaser discharges any of its obligation to make the Deposit by delivering one or more letters of credit (any such letter of credit is an “LC”) as part of the Deposit, the LC shall meet all of the following requirements: (i) the LC shall be a clean irrevocable LC with a term at least one month beyond the end of the Closing Date; and (ii) the LC shall be issued by a national banking institution acceptable to Seller; and (iii) the Seller shall be named the beneficiary of the LC; and (iv) any documents required to draw on the LC must be presentable at a location within the State of Florida; and (v) the only documents that may be required to make a draw on the LC shall be a copy of the LC and a statement by Seller that the Seller is then entitled to draw the full amount of the LC. Any LC may be held by the Escrow Agent, but the Escrow Agent hereby agrees to deliver the original LC to Seller within twenty-four (24) hours of receiving from Seller a written notice demanding the immediate delivery of the LC to Seller; the Escrow Agent, by its joinder hereto, agrees to immediately deliver the original LC to Seller upon Seller’s demand, either by hand delivery or by depositing the original LC with an overnight delivery service under terms where the overnight delivery service agrees to deliver the LC package to Seller no later than noon EST the day immediately following the deposit of the LC by Escrow Agent with such overnight delivery service. The Deposit shall be credited to Purchaser against the Purchase Price due at the Closing. All interest earned on the Deposit shall be for the benefit of Purchaser, and at Purchaser’s option, shall be paid to Purchaser at the Closing or upon the earlier termination of this Agreement, or applied as a credit against the Purchase Price at the Closing, unless Purchaser defaults under this Agreement and then in such event the interest shall be payable to Seller. Purchaser shall promptly deliver a W-9 to the Escrow Agent and Seller and Purchaser agree to execute any standard escrow agreement required by Escrow Agent. Seller shall also deliver to Purchaser a W-9 at or prior to Closing. The form of the letter of credit is attached hereto as Exhibit “N” and made a part hereof.

B. Escrow Agent shall be liable only to hold the Deposit, to invest same as provided for herein, and to deliver same to the parties named herein in accordance with the provisions of this Agreement. Escrow Agent, as escrow agent, is acting in the capacity of a depository only, and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall be caused by the willful malfeasance of Escrow Agent. In the event of any disagreement among any of the parties to this Agreement or among them or any of them and any other person, resulting in adverse claims and demands being made in connection with or for any Deposit funds involved herein or affected hereby, Escrow Agent shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition of any Deposit funds than held by it under this Agreement, and in so doing Escrow Agent shall not become liable in any way for such refusal, and Escrow Agent shall be entitled to continue to refrain from acting until (a) the rights of adverse claimants shall have been finally settled, finally adjudicated in a court assuming and having jurisdiction of the Deposit funds involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement and Escrow Agent shall have been notified in writing of such agreement signed by the parties hereto. Further, Escrow Agent shall have the right at any time after a dispute between Seller and Purchaser has arisen, to pay any deposits held by it into any court of competent jurisdiction for payment to the appropriate party, whereupon Escrow Agent’s obligations hereunder shall terminate.

Further, the parties agree to indemnify and hold Escrow Agent harmless from any and all expenses incurred in connection with its duties hereunder, including, but not limited to, reasonable attorneys’ fees and costs and appellate attorneys’ fees and costs in any action under this Agreement where Escrow Agent is made a party. The indemnification provided herein shall not apply in any event of Escrow Agent’s willful malfeasance. Seller and Purchaser agree that the status of Purchaser’s counsel as Escrow Agent under this Agreement does not disqualify such law firm from representing the Seller in connection with this transaction and in connection with any disputes that may arise between Seller and Purchaser concerning this transaction, including any dispute or controversy with respect to the Deposit. The terms of this paragraph shall survive termination and Closing, as applicable.

V. TERMS OF PAYMENT

Except as provided in Paragraph VIII of this Agreement, the Purchase Price for the Property shall be paid to Seller for the Property at Closing by wire transfer to an account designated by Seller in good, current funds, subject to prorations, reductions in the Purchase Price and adjustments as herein provided, by wire transfer of funds to the Seller.

VI. DOCUMENTS TO BE FURNISHED TO PURCHASER

Seller hereby covenants and represents that it will deliver to Purchaser or make available for Purchaser’s review, at all times after the Effective Date of this Agreement, copies of the following documents and materials that are in Seller’s possession or to which Seller has access (the “Due Diligence Documents”):

A. All of the Association Documents, together with all records of the Association, including but not limited to, budgets, operating statements, rules and regulations, insurance coverages, management agreement contracts, billing records, lawsuit records, proceedings of architectural review board meetings, meeting minutes, and any and all other records of the Association required by law to be maintained, whether for purposes of turnover of declarant control or otherwise (collectively the “Association Records”);

B. All of the Permits (excluding all permit construction drawings which are on file with St. Johns County or the St. Johns River Water Management District);

C. All of the Contracts and the Association Contracts;

D. All of the Sale Contracts, including but not limited to the Dennis Homes Contracts, as defined in Subparagraph X(A)(2) hereof;

E. Copies of all of the documents listed in Exhibit “H” attached hereto and made a part hereof relating to the RiverTown DRI, together with all Application for Development Approval documents and similar filings made by the Seller with respect to the RiverTown DRI;

F. Copies of all documents relating to the PUD, including all applications and similar filings made by the Seller with respect to the PUD;

G. A schedule of any of the Remaining Assets, including copies of any contracts or agreements included within the Remaining Assets, together with such information as may be reasonably requested by Purchaser relating to the Remaining Assets (provided, however, as stated in Paragraph I(D)(4) the list of the Remaining Assets will be finally determined by the Seller and Purchaser on or prior to the end of the Inspection Period);

H. Real estate tax bills and assessments records for the year prior to the Closing Date, and any subsequently issued notices pertaining to real estate taxes or assessments applicable to the Property or any portion thereof;

I. Copies of existing surveys of any or all of the Property;

J. Copies of all recorded Plats for the Property;

K. Copies of all CDD records, to the extent in Seller’s possession or control, and Seller shall use reasonable efforts to assist Purchaser in connection with any public records requests made to the CDD; and

L. Copies of any existing soil studies or environmental studies in Seller’s possession or control with respect to the Property.

Although Seller believes that the documents it delivers to Purchaser will be true and correct, Seller makes no representation or warranty with regard to the truth, accuracy or completeness of any of the said documents, provided, however, that Seller represents and warrants that it does not have actual knowledge of any material falsity, inaccuracy or misleading statement therein. Purchaser shall return to Seller all documents which Seller delivers to Purchaser pursuant to this Agreement in the event that Purchaser does not complete the Closing contemplated hereby.

VII. PRORATIONS

A. Real estate and personal property taxes shall be prorated as of the date of Closing, based upon the 2013 tax bills, provided however that the parties agree to prorate ad valorem taxes payable with respect to the Property when the final tax amounts for 2014 are known, but in no event later than December 31, 2014. Assessments due to the Rivers Edge Community Development District (the “CDD”) are paid on a prospective basis. On the Closing Date, Purchaser shall reimburse Seller for its prorata share of the CDD operation and maintenance assessments actually paid in advance by Seller.

B. Seller has determined to fund the Association’s deficits in lieu of paying per-lot assessments to the Association. Seller, by no later than two (2) days prior to the end of the Inspection Period, shall cause the Association to provide Purchaser and Seller with a statement of 2013 deficit amounts, and Seller shall pay the 2013 deficit amounts on or prior to Closing. Any deficit for 2014 shall be paid for by Seller and Purchaser based upon the number of developable lots or units owned by each multiplied by the number of days during 2014 that Seller and Purchaser own said lots. All deficit calculations shall include sums payable under the Association Contracts.

C. All payments due under the Contracts shall be prorated as of the Closing. All payments due under the Association Contracts shall be addressed as a part of the deficit proration in Paragraph VII(B) above.

VIII. CLOSING COSTS

At the Closing, the parties shall bear the following costs:

A. Purchaser and Seller shall each pay one-half (1/2) of the following costs: (i) the cost of recording the deed of conveyance and the other Closing Documents, other than title clearance documents, required to be recorded at each Closing; (ii) documentary stamp taxes and any surtax or surcharge due on the deed of conveyance; (iii) all costs, expenses and premiums with respect to the title insurance commitment and title insurance policy issued pursuant hereto; (iv) all costs and expenses with respect to the Survey of the Property; and (v) all other closing costs except for those expressly described in Paragraphs VIII(B) and (C) of this Agreement.

B. Purchaser shall pay for (i) all costs associated with any financing obtained by Purchaser with respect to the Property; (ii) the costs of any consultants engaged by Purchaser to evaluate the Property; (iii) its own legal fees; and (iv) such costs as otherwise specifically set forth herein.

C. Seller shall be responsible for payment of the following: (i) the cost of obtaining and recording costs on all corrective instruments, affidavits, certificates, releases, satisfactions or otherwise required to be recorded to clear title to the Real Property at Closing; (ii) such costs as otherwise specifically set forth herein; and (iii) its own legal fees.

IX. TITLE AND SURVEY

A. Within twenty (20) days after the Effective Date of this Agreement, Seller shall deliver to Purchaser a title insurance commitment issued by Fidelity National Title Insurance Company (“Title Commitment”) (together with photocopies of all matters shown as exceptions thereon), agreeing to issue to Purchaser, upon recording of the deed to Purchaser, an owner’s policy of title insurance in the full amount of the Purchase Price insuring: (i) Purchaser’s title to the Real Property; and (ii) Purchaser’s interest in any easements benefiting or necessary for the use and enjoyment of the Real Property, all subject only to the Permitted Exceptions, and containing such endorsements as Purchaser may require; provided, however, that Purchaser may not require any special endorsements or coverages which are not legally available under Florida law or Florida Insurance Department regulations, and provided further that any such endorsements shall be at the cost and expense of Purchaser. Seller will pay the cost of the title search required for issuance of the Title Commitment, at its sole cost and expense.

B. Within thirty-five (35) days of the Effective Date hereof, Purchaser shall obtain one or more boundary surveys, drawings or other documentation relating to the Real Property (the “Survey”), the primary purpose for which shall be for preparation of correct, complete and appropriate legal descriptions for the conveyance of the Real Property. The Survey shall be prepared in accordance with either the minimum technical standards for surveys according to Section 61G17-6 of the Florida Administrative Code or according to the most current Minimum Detail Standard requirements for ALTA/ACSM Land Title Surveys, including Table “A” requirements items 1-4, 6-8 and 11. The Purchaser shall pay the cost of such Survey; provided, however, that Seller shall reimburse Purchaser for one-half of all such work at the Closing if Purchaser closes or if Purchaser does not close by reason of Seller’s default. Purchaser may also obtain such other surveys as it deems appropriate at its own cost and expense. In the event the Survey shows any overlaps, boundary line disputes, encroachments, apparent or unrecorded easements or any other matters deemed unacceptable by Purchaser, in the reasonable judgment of Purchaser, such matters shall be treated as “Objections” in accordance with Paragraph IX(C) of this Agreement. Seller agrees to fully cooperate with the Purchaser’s efforts to obtain the Survey, and also agrees to provide to Purchaser copies of any previously made maps or surveys to which it has access regarding any part of the Property.

C. Provided that Seller has delivered the Title Commitment as required under Paragraph IX(A), Purchaser shall have until fifteen (15) days following receipt of the Title Commitment from Seller (the “Objection Period”) in which to notify Seller in writing (the “Objection Letter”) of any exceptions contained in the Title Commitment and the Survey which are unacceptable to Purchaser (“Objections”); provided, however, that the matters of title shown on Exhibit “I” attached hereto and made a part hereof, may not be the basis for objection by Purchaser. Seller shall have five (5) days following receipt of the Objection Letter in which to notify Purchaser in writing as to whether it will cure any such Objections, provided, however that: (1) except as set forth in Subparagraph (2) of this Paragraph IX(C) below, Seller shall have no obligation to cure any such Objections, and failure of Seller to deliver such written notice shall be deemed notice of non-cure (which shall not affect Seller’s obligations under Subparagraph (2) of this Paragraph IX(C) below; and (2) notwithstanding the foregoing, Seller shall cure the Objections that can be released or satisfied by the payment of money (such as mortgages, judgment liens, taxes or tax liens, construction liens, and similar matters); provided, however, that Seller shall have no obligation to file any litigation to cure any Objection. In the event that Seller has determined not cure any Objections, Seller shall notify Purchaser in writing that it has determined not to cure such Objections (including any new Objections based on updates to the Title Commitment) prior to the expiration of the Inspection Period hereunder, and Purchaser shall, as its sole remedy, have the option of (i) closing and accepting title in its “AS IS” condition; or (ii) canceling this Agreement, in which event Escrow Agent shall return the Deposit and all interest earned thereon to Purchaser, whereupon Seller and Purchaser shall be released from all further obligations under this Agreement, except those which specifically survive the termination of this Agreement. In the event that: (X) any documents are recorded against title to the Property after delivery of the Title Commitment due to Seller’s act or omission and Purchaser objects thereto; or (Y) Seller has agreed or is obligated to cure any Objection, and in either case of (X) or (Y) above, Seller fails or refuses to remove the applicable items from title, Purchaser shall provide to Seller, within five (5) days following Seller’s failure or refusal to remove the applicable items from title, written notice of its election to terminate this Agreement and to receive an immediate return of the Deposit and all interest earned thereon. In such event, Seller shall be liable to Purchaser for actual damages (but not consequential or punitive damages) caused thereby. For purposes of this Agreement, the term “Permitted Exceptions” shall mean only specific exceptions shown in the Title Commitment to which (x) Purchaser does not object within the Objection Period, and (y) Purchaser objects and which are uncured by Seller, but as to which Purchaser fails to exercise its right to terminate this Agreement, provided however that all items shown on Exhibit “I” shall be Permitted Exceptions. If Seller does not deliver the Title Commitment as provided, the Objection Period for the Title Commitment and the Survey (but not the Inspection Period) shall be extended one day for each day delayed.

D. From and after the Effective Date of this Agreement, Seller shall take no action which would impair or otherwise affect title to any portion of the Property, other than sales of portions of the Property permitted by Paragraph XII hereof, and otherwise shall not record or permit recordation of any documents in the public records which would affect title to the Property, without the prior written consent of Purchaser, which shall not be unreasonably delayed or withheld.

E. Seller shall execute appropriate documents as required for “gap coverage” by the title insurance company.

X. CONDITIONS TO CLOSING

A. Purchaser’s Conditions Precedent. The Purchaser shall have no obligation to acquire the Property unless each and every of the following conditions to Closing have been fully performed and are satisfied; provided, however, that Purchaser may waive any or all of the conditions to Closing in its sole discretion:

1. There shall exist no local government moratorium or limitation that would prevent the issuance of building permits for residential units on the Property. As of the Effective Date hereof, Seller has no knowledge of any pending determination by an applicable governmental authority that the elevation of the Property (or any portion thereof) has been reduced from the elevation in such a way that would: (a) require either flood insurance or the filling of lands in order to develop such Property (or portion thereof); or (b) result in any requirement by any governmental authority for any additional compensating storage or other similar requirement.

2. Seller shall have provided written evidence acceptable to Purchaser in its reasonable discretion that Seller has the right to assign that certain Real Estate Purchase and Sale Agreement between Seller and Dennis Homes, Inc. dated as of March 28, 2011, as amended by that certain First Amendment to Purchase and Sale Agreement dated June 22, 2011, that certain Second Amendment to Purchase and Sale Agreement dated August 5, 2011, that certain Assignment dated August 11, 2011, that certain Third Amendment to Purchase and Sale Agreement dated March 8, 2012 and that certain Fourth Amendment to Purchase and Sale Agreement dated December 4, 2012; and that certain Purchase and Sale of Real Property between Seller and Dennis Homes, Inc., a Florida corporation, dated as of October 16, 2013, (collectively, the “Dennis Homes Contracts”) at Closing, true and correct copies of which are attached hereto as Exhibit “F-1”. Seller shall not modify or amend the Dennis Homes Contracts. To the extent there are any outstanding obligations of Seller in the Dennis Homes Contracts, Purchaser shall assume such obligations at Closing. The parties agree to indemnify each other for any defaults under the Dennis Homes Contract. Specifically, the form of Assignment of the Dennis Homes Contracts to be executed and delivered at Closing shall provide in part that:

Seller shall indemnify Purchaser for losses, delays, costs and expenses incurred by Purchaser as a result of any breach by Seller under the Dennis Homes Contract which occurs prior to the date of Closing, and Purchaser shall indemnify Seller for such losses, damages, costs and expenses incurred by Seller and arising from such breach by Purchaser under the Dennis Homes Contract after the Closing.

3. The representations and warranties of the Seller contained herein, and in each agreement, certificate, instrument and other document to be delivered pursuant hereto or in connection herewith, shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date for the Property as though made on and as of the Closing Date for such Property.

4. There shall have been no material adverse change to the Development Rights, Tangible and Intangible Personal Property, or to the physical or environmental condition of the Property.

5. The Seller shall have performed, in all material respects, all agreements, covenants and obligations herein that it is required to perform on or prior to the Closing Date.

B. Seller’s Conditions Precedent. The Seller shall have no obligation to close hereunder unless each and every of the following conditions to Closing have been fully performed and are satisfied; provided, however, that Seller may waive any or all of the conditions to Closing in its sole discretion:

1. The representations and warranties of the Purchaser contained herein, and in each agreement, certificate, instrument and other document to be delivered pursuant hereto or in connection herewith, shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date.

2. The Purchaser shall have performed, in all material respects, all agreements, covenants, and obligations herein that it is required to perform on or prior to the Closing Date.

XI. CLOSING

A. The closing on the sale and purchase of the Property (the “Closing”) shall be held at the offices of Seller’s attorneys on the date that is no more than thirty (30) days after the expiration of the Inspection Period (such date is the “Closing Date”).

B. At the Closing, Seller shall execute and deliver to Purchaser, or cause to be executed and delivered to Purchaser, and Purchaser shall execute and deliver to Seller, where appropriate, the following closing documents, in each case in form and substance reasonably satisfactory to both parties, and in recordable form as necessary or desirable to carry out the intentions hereof (collectively, the “Closing Documents”):

1. A Special Warranty Deed executed by Seller, conveying marketable, fee simple title, subject only to the Permitted Exceptions;

2. An appropriate construction lien and exclusive possession affidavit, executed by Seller, sufficient for the Title Company to remove the “standard exceptions”;

3. A non-foreign affidavit or certificate sufficient to comply with the Internal Revenue Code Section 1445(b)(2) (FIRPTA), executed by Seller;

4. Appropriate conveyances, transfers and assignments of all Seller’s Founder’s Rights, executed by Seller;

5. Appropriate conveyances, transfers and assignments of all Seller’s Developer’s Rights, executed by Seller;

6. Appropriate conveyances, transfers and assignments of certain of Seller’s Development Rights;

7. Appropriate conveyances, transfers and assignments of all Seller’s right, title and interest in and to the Contracts, executed by Seller;

8. Appropriate conveyances, transfers and assignments of all Seller’s right, title and interest in and to the Sale Contracts, including the Dennis Homes Contracts but excluding Sold Lot Sales Contracts, executed by Seller;

9. Appropriate conveyances, transfers and assignments of all Seller’s right, title and interest in and to the Personal Property, executed by Seller;

10. Appropriate conveyances, transfers and assignments of all Seller’s right, title and interest in and to the Remaining Assets, executed by Seller;

11. Consents to assignments executed by any person required to consent to or approve the conveyance, transfer or assignment of any of the assignments by Seller to Purchaser of any of the Developer’s Rights, the Development Rights, Contracts, Sales Contracts, Remaining Assets, Property, Personal Property or otherwise; provided, however, that the only consents required for Closing shall be those that are reasonably required by written notice from Purchaser delivered to Seller no later than the expiration or termination of the Inspection Period;

12. An appropriate “gap” affidavit and/or indemnity as required by the title insurance company, including such certificates or indemnities as may be required to enable the title insurance company to remove the survey exception on any title policy issued with respect to the Property, executed by Seller;

13. Certificates confirming the continuing truth and accuracy of the representations and warranties of Seller and Purchaser contained herein as of the Closing Date, executed by Seller and Purchaser, respectively;

14. Resignations of all directors and officers of the Association appointed by Seller, executed by such directors and officers;

15. Resignation of all officers and members of the Board of Supervisors of the CDD (as defined in Paragraph XV below) upon the written request of Purchaser, as provided in Paragraph XV(D).

16. Estoppel certificates from all homeowners’ and property owners’ associations having jurisdiction over any portion of the Property certifying that all assessments, dues, fees and other charges due with respect to the Property are current and the date to which the same have been paid, certifying the current annual, semi-annual, quarterly or monthly, as the case may be, amounts of such assessments, dues, fees and other charges, and containing any necessary approvals or waivers of rights of first refusal with respect to the transfer of the Property to Purchaser, executed by appropriate officers of such associations;

17. A corporate certificate and/or such other evidence of authority and good standing with respect to Seller and corporate resolutions of Purchaser as may be reasonably required by the title insurance company issuing title to Purchaser;

18. Estoppel certificate from Purchaser under each Sales Contract (not from individual, third-party homebuyers), confirming the validity and status of the contract, and amount of any deposit;

19. All required governmental and other third party consents required in connection with the transfer of the Property to Purchaser and the consummation of the transactions contemplated in this Agreement;

20. Copies of notices of termination of any of Contracts and Association Contracts agreed to be terminated relating to the Property;

21. A marked down commitment for the issuance of an Owner’s policy of title insurance issued pursuant to the title insurance commitment contemplated by Paragraph IX hereof, subject only to the usual printed conditions and stipulations and exclusions from coverage usually contained in an owner’s policy of title insurance issued on ALTA Form 2006 (with Florida modifications), and the “Permitted Exceptions”;

22. Appropriate conveyances, transfers and assignments of all of Seller’s rights as Developer under the Development Order, executed by Seller and Purchaser;

23. The agreement regarding Purchaser’s obligation to buy Impact Fee Credits from Seller, and the related Memorandum thereof, contemplated by Paragraph XVI of this Agreement; and

24. Appropriate evidence of the funding or discharge of all current payables, required reserves and other obligations of the Seller for the CDD, the Association, and any homeowner’s association with jurisdiction over any of the Property that are then accrued and payable.

C. At the Closing, Purchaser shall execute and deliver, or cause to be executed and delivered to Seller, in addition to instruments identified and required in other parts of this Paragraph XI, the following:

1. Payment of the Total Purchase Price, in accordance with the requirements of Paragraph V hereof; and

2. Assumption of the assigned rights under Subparagraphs XI(B)(4),(5),(6),(7),(8) and (9) from and after Closing.

At Closing, Seller and Purchaser shall each execute counterpart closing statements and such other documents as are reasonably necessary to consummate this transaction such other documents as may be reasonably requested by Seller or Purchaser.

XII. SELLER’S OPERATION AND DEVELOPMENT OF PROPERTY – PURCHASER OBLIGATIONS

A. Maintenance of Property. At all times prior to the Closing, Seller shall maintain the Property generally in the condition as it exists as of the date of this Agreement, without waste or other impairment of value. Seller shall continue to insure the Property (and shall cause the Association to continue to insure any common property it owns) in the same manner historically maintained against loss or damage due to fire or other casualty or from claims for personal injury or property damage. Seller shall also continue to perform (or cause the Association to perform) such periodic, scheduled, ordinary or extraordinary maintenance on the Property, if any, as customarily performed in Seller’s (or the Association’s) ordinary course of business, and shall not defer or postpone any such maintenance in anticipation of the execution of this Agreement or the Closing. Seller shall operate the Association in the ordinary course of business and in accordance with applicable law.

B. Modification, Extension, or Execution of Existing Documents. After the Effective Date, the Seller shall not extend, modify or terminate (provided that Seller shall have the right to terminate an agreement as a result of the purchaser’s/vendor’s default of such agreement) any of the Developer’s Rights, Contracts (expressly excluding the Dennis Homes Contracts), Sales Contracts, Permits, Association Documents, Development Rights, Personal Property or Remaining Assets in any material manner without first giving notification to, and obtaining approval of Purchaser, which approval, prior to the end of the Inspection Period, shall not be unreasonably withheld, delayed or modified, but which approval, after the end of the Inspection Period, may be withheld in the sole discretion of the Purchaser; provided, however, that Seller may modify the provisions of Sales Contracts in order to complete sales of property subject to any Sales Contracts as long as changes in purchase price under any Sales Contract do not exceed ten (10) percent of the price and so long as other changes in the terms of Sales Contracts are not material and do not convey or transfer any rights or interests in or to the Real Property or restrict, encumber or impair the Real Property (excluding the property which is the subject of the Sales Contract). The Seller shall promptly provide to Purchaser true, complete and correct copies of any such modification, extension or termination, and the parties will make appropriate modifications to the exhibits hereto to take into account any such extensions, modifications and terminations.

C. Marketing of Property. From and after the Effective Date, Seller may sell those portions of the Property required to be sold pursuant to the Sale Contracts, subject to the limitations in the foregoing paragraph. Seller shall not sell, or enter into any agreement to sell, any portion of the Property (i) during the Inspection Period unless Purchaser has given its written permission to sell or enter into an agreement to sell, provided however that Purchaser shall not unreasonably withhold its consent to any such sale or agreement to sell, and (ii) after the Inspection Period unless Purchaser has given its written permission to sell or enter into an agreement to sell, provided however that Purchaser may withhold its consent for any reason whatsoever, or for no reason at all, after the Inspection Period has terminated and Purchaser has delivered the required Deposits. Any agreement to sell a portion of the Property that is entered into after the Effective Date hereof shall then become a Sale Contract and shall be deemed listed on Exhibit “F” hereto and shall be assigned to Purchaser at the Closing.

D. Payment of Expenses. All amounts owed for labor, materials supplied, services rendered and/or any other bills or amounts related to Seller and Seller’s ownership and/or operation of the Property shall be paid by the Seller at or prior to the Closing. All payments which should have been made as of the Closing, or that will be due after the Closing with respect to periods prior to the Closing, by Seller shall be paid by Seller as of Closing. Any such payments that will be due after the Closing and which relate solely to the period after the Closing, shall be the responsibility of Purchaser.

E. Proceeds of Sales Pending Closing. Any and all proceeds received for the sale or the closing of a sale to a third party of any portion of the Property pursuant to any existing Contract and Sales Contracts shall belong to the Purchaser and shall be escrowed with an independent escrow agent and disbursed to Purchaser at Closing. Purchaser shall receive the proceeds and benefits from all closings that occur after the Closing Date hereunder. Notwithstanding the foregoing, Seller may close not more than ten (10) residential Lots, pursuant to the Dennis Homes Contracts prior to the Closing Date (ten (10) Lot Sites). The proceeds from any of the ten (10) Lot Sites which occurs prior to the Closing Date (each, a “Sold Lot”) shall be paid to Seller.

F. Proceeds from Certain Provisions of Weekley and Mattamy Contracts. Any and all marketing fees, deferred portions of purchase prices and other proceeds which have been earned by Seller and accrued prior to Closing and which are then due to Seller pursuant to the provisions of that certain Real Estate Purchase and Sale Agreement between Seller and Weekley Homes, L.P., a Delaware limited partnership, dated May 17, 2011, as amended by that certain First Amendment to Rivertown Purchase and Sale Agreement dated June 29, 2011, that certain Second Amendment to Rivertown Purchase and Sale Agreement dated August 5, 2011, that certain Third Amendment to Rivertown Purchase and Sale Agreement dated December 18, 2012 and that certain Fourth Amendment to Rivertown Purchase and Sale Agreement dated February 25, 2013; and that certain Real Estate Purchase and Sale Agreement between Seller and Mattamy (Jacksonville) Partnership, a Florida general partnership, dated May 5, 2011, as amended by that certain First Amendment to Purchase and Sale Agreement dated June 6, 2011, that certain Second Amendment to Purchase and Sale Agreement dated June 18, 2011, that certain Third Amendment to Purchase and Sale Agreement dated August 5, 2011 and that certain Fourth Amendment to Purchase and Sale Agreement dated December 19, 2012 will remain the property of Seller. Any and all marketing fees, deferred portions of Purchase Prices and other proceeds earned or accruing after Closing shall be the property of Purchaser. In the event Purchaser receives any of the aforementioned marketing fees, deferred portions of purchase prices or other proceeds due to Seller, Purchaser shall immediately remit such funds to Seller upon receipt of the same. In the event Purchaser fails to remit such funds to Seller as required hereunder, Seller shall have the right to pursue all remedies set forth in Paragraph XIX(C) below.

G. Cooperation. Seller shall cooperate with and assist Purchaser in connection with the transactions contemplated by this Agreement, and execute and file such documents, applications, filings and petitions as Purchaser may reasonably deem necessary in connection with its proposed purchase of the Property for the continuance of the ordinary business conducted on the Property.

H. Purchaser Replacement of Existing Maintenance Bonds. Seller has posted with St. Johns County and other regulatory authorities certain maintenance, construction, utility, sidewalk and other performance and payment bonds and deposits (collectively, “Bonds”) for the Property and in the amounts as set forth in Exhibit “J” attached hereto and by this reference made a part hereof. Purchaser shall, within twenty (20) days from the Closing Date, replace the Bonds that are posted with such authorities to assure all maintenance, construction, payment and performance of all public facility obligations for the Property. The Bonds listed on Exhibit “J” shall be replaced by Purchaser according to the provisions of this paragraph and shall ultimately be returned to Seller. Seller shall indemnify Purchaser for all claims made upon the Maintenance and Sidewalk Bonds replaced by Purchaser, which claims arose on or before Closing. Purchaser shall indemnify Seller for all claims made upon the Maintenance and Sidewalk Bonds replaced by Purchaser, which claims arise following the Closing.

I. Timbering/Silvicultural Activities. Prior to Closing, Seller may continue to conduct timbering and silvicultural management activities on the Property through the Closing Date, provided that such timbering and silvicultural management activities are in compliance with all applicable permits and with the existing contract Seller has for timbering and silvicultural activities on the Property, a copy of which existing contract will be provided to Purchaser in the same manner that Due Diligence Documents are provided to Purchaser as provided in Paragraph VI of this Agreement.

J. Survival. The provisions of this Paragraph XII shall survive the Closing pursuant to this Agreement.

XIII. REPRESENTATIONS

A. To induce Purchaser to execute this Agreement, Seller represents and warrants to Purchaser and agrees with Purchaser with respect to the Property, as of the Effective Date, as follows:

1. No Other Agreements. To the best of Seller’s knowledge, neither Seller nor any of its predecessors in title to any portion of Rivertown has (i) entered into any contracts or agreements, either recorded or unrecorded, written or oral, affecting the Property, or any portion thereof or the use thereof, other than the Association Documents, the Permits, the Contracts, including the Dennis Homes Contracts, and the Sale Contracts; (ii) Seller has exclusive possession of the Property other than as set forth in this Agreement and as provided under the Sales Contracts; (iii) there are no organizational instruments, budgets, contracts or agreements relating to the Association other than those items described and listed in Exhibit “B” attached hereto; (iv) the association(s) (not including community development districts) identified on Exhibit “B” attached hereto are the sole homeowners or property owners associations with jurisdiction over the Property or any portion thereof; (v) there are no permits, licenses, or approvals recorded or unrecorded, relating to the operation, development, or use of the Real Property by Purchaser other than those items described and listed in Exhibit “C” attached hereto; (vi) there are no Contracts or Association Contracts or other agreements or documents, recorded or unrecorded, relating to the operation of the Property other than as listed on Exhibits “D-1” and “D-2” hereof; and (vii) there are no agreements, sales contracts, or other documents, recorded or unrecorded, relating to the sale, transfer, assignment, or conveyance by Seller of any part of the Property other than those items described and listed in Exhibit “F” attached hereto.

2. Pending Actions. To the best of Seller’s knowledge or belief, there are: (i) no pending or proposed public improvement liens or assessments to be made by any governmental authority with respect to the Property; (ii) no violations of zoning ordinances or other governmental regulations with respect to the Property; (iii) no pending or threatened actions, suits, proceedings, orders or investigations with respect to Seller or the Property other than the matters set forth in Paragraph XV; and (iv) no pending or threatened condemnation proceedings with respect to the Property.

3. Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of Florida. The execution, delivery and performance of this Agreement by Seller has been duly authorized and approved by all necessary action on the part of Seller. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Seller in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Seller enforceable against it in accordance with their terms. The person or persons executing this Agreement on behalf of Seller have been or will be duly authorized to execute this Agreement, the Closing Documents and all other documents and instruments reasonably necessary to carry out the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Seller do not require the consent of any third party, and neither conflicts with, results in a breach of, or constitutes a default under any applicable law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality, or the organizational or internal governance documents of Seller, nor does it conflict with, constitute grounds for termination of, result in an event of acceleration or a breach of, or constitute a default under, any agreement, instrument, license or permit to which Seller is a party or by which the Property is bound, or violate any restrictions to which Seller or the Property is subject.

4. Compliance With Obligations of All Permits. Seller has received no written notice from any governmental authority having jurisdiction thereover that it or any other person or entity has failed to fully perform all of its or their obligations under and pursuant to the Permits.

5. Compliance With Obligations under all Contracts and Sales Contracts. To the best of Seller’s knowledge, all obligations of the Seller to be performed under any and all of Contracts and Sales Contracts, other than site specific obligations of a development nature relating to the Property or ongoing obligations throughout the development period that have not accrued as of the Closing, have been substantially performed, and Seller has received no written notice from any person that Seller has failed to fully perform any and all such obligations, nor does it have any reason to believe that it has failed to fully perform any and all such obligations, all of the obligations required to be performed under the Contracts and Sales Contracts.

6. Environmental Matters. For the purposes of this Agreement, the following terms shall be defined as follows:

Environmental Laws. The term “Environmental Laws” shall mean and include any and all current local, state, or Federal laws, rules or regulations pertaining to environmental regulation of the air, water, groundwater, land, natural resources and/or pertaining to the contamination, clean-up or disclosure of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, the Endangered Species Act, the Federal Insecticide,

Fungicide and Rodenticide Act, as amended, or by tort or other common law and any other applicable laws of any state in which any Seller is conducting or has conducted business, and any judicial or administrative decrees, interpretations, judgments or orders with respect thereto.

Material of Environmental Concern. The term “Material of Environmental Concern” shall mean any substance that is (i) subject to investigation or remediation under any Environmental Laws, constitutes a contaminant, hazardous waste, Hazardous Substance or pollutant under any Environmental Laws, or is designated, listed or regulated thereunder, (ii) carcinogenic, corrosive, explosive, flammable, infectious, radioactive, toxic or otherwise regulated by any domestic governmental entity, (iii) contains diesel fuel, gasoline or other petroleum hydrocarbons in excess of authorized levels, (iv) contains polychlorinated biphenyls in excess of authorized levels, (v) contains asbestos that is or can become friable, (vi) contains urea formaldehyde foam insulation, (vii) constitutes or threatens to cause a nuisance upon the subject property or any adjacent property, or (viii) poses or threatens to pose a hazard to the health or safety of any individual.

(a) No Violation of Environmental Laws. Except as set forth in Exhibit “L” attached hereto and made a part hereof by this reference, the Seller has not knowingly, in any material respect, violated or been in non-compliance with any Environmental Laws on the Real Property. Exhibit “L” lists, and the Seller has made available to the Purchaser true and complete copies of, all reports, studies and other materials which the Seller possesses or controls which pertain to the environmental condition of the Real Property.

(b) No Liability. Except as described in Exhibit “L” hereto, no portion of the Real Property is subject to any known liability (absolute, contingent or otherwise) or lien in connection with any release or threatened release of any material of environmental concern into the environment or subject to any reclamation or remediation requirements under any Environmental Laws.

(c) No Materials of Environmental Concern on the Real Property. To the knowledge of Chris Kuhn, who has been the project manager for RiverTown on behalf of Seller for the last six (6) years (“Kuhn”) and David Provost, the current project manager of Seller (“Provost”) (neither of whom shall have no personal liability hereunder): (i) except as described in Exhibit “L” hereto, none of the Seller nor, following the acquisition by the Seller of the Real Property, any other person acting on behalf of the Seller has engaged in or permitted any activity upon the Real Property involving the discharge, disposal, dumping, generation, handling, manufacture, refining, release, treatment, storage or use of any Materials of Environmental Concern on, under, in or about the Real Property, or transported any materials of environmental concern to, from, or across the Real Property; and (ii) except as described in Exhibit “L”, no Materials of Environmental Concern have been constructed, deposited, produced, stored or otherwise first located on, under, in or about the Real Property by the Seller or by any other person following the acquisition of the Real Property by the Seller.

(d) No Storage Tanks. Except as described in Exhibit “L”, no underground storage, dump or treatment tank, gas or oil well or other underground improvement subject to potential remediation under the Environmental Laws has been located on the Real Property following the acquisition of the Real Property by the Seller.

(e) No Notices. Neither the Seller, nor any of its respective officers, employees, agents or Affiliates, has received any written notice or other written communication concerning (i) any violation or alleged or probable violation of any Environmental Laws, or (ii) any alleged liability for environmental damages in connection with the Real Property. Except as described in Exhibit “L” hereto, no citation, claim, directive, investigation, lawsuit, proceeding or summons is existing, or to the knowledge of the Seller pending or threatened relating to the maintenance, operation, ownership or use of the Real Property, or relating to any alleged violation of any Environmental Laws or the suspected presence of any Materials of Environmental Concern. Except as set forth in Exhibit “L”, to the knowledge of the Seller, no circumstance exists that would provide a basis for the institution or filing of any citation, claim, directive, investigation, lawsuit, proceeding or summons as described above, and no decree, injunction, judgment or writ relating to any of the foregoing is outstanding against the Seller and to the knowledge of the Seller any third parties.

7. Contracts and Association Contracts.

(a) Valid and Binding. Each of the Contracts and the Association Contracts is valid, binding, and in full force and effect. No Contract or Association Contract has been amended or supplemented in any way and, the Seller (nor the Association) has not and to the knowledge of the Seller, no other party thereto has assigned any of its rights or delegated any of its duties thereunder. True and complete copies of the Contracts and the Association Contracts have been delivered to the Purchaser.

(b) No Breach or Default. No material breach or default exists under any Contract by the Seller and to the knowledge of the Seller by no other party and to the knowledge of the Seller no event has occurred with respect thereto that with the lapse of time or action or inaction by the Seller or any other party thereto would result in a breach thereof or a default thereunder.

(c) Enforceable by the Purchaser. Upon the assignment of the Seller Contracts to the Purchaser pursuant to this Agreement, all rights of the Seller with respect to the Contracts will remain in full force and effect in accordance with such Contracts’ respective terms.

(d) No Amounts Owed. Except as disclosed in Exhibit “D” hereto, the Seller does not owe any material amount (whether absolute, contingent or otherwise) with respect to any Contract.

8. Tangible and Intangible Property.

(a) The Seller owns all right, title and interest in: (i) the tangible and intangible personal property listed in Exhibits “B”, “C”, “D”, “E” and “F”; and (ii) the Development Rights, and Seller has not previously assigned, conveyed, sold or transferred any of the foregoing.

(b) No material breach or default exists under any Sales Contract by the Seller and to the knowledge of Seller by no other party and to the knowledge of the Seller no event has occurred with respect thereto that with the lapse of time or action or inaction by the Seller or any other party thereto would result in a breach thereof or a default thereunder.

(c) The Seller owns, without restriction or the payment of compensation or fee, all designs, drawings, reports, specifications, surveys, plans, blueprints, plan drawings, diagrams and the like (collectively, the “Plans”) used or currently being used by the Seller in the design or development of the Real Property.

9. Litigation and Claims. Except for the Lawsuit (as defined in Paragraph XV(C)), no legal or administrative proceeding is pending or to the knowledge of Seller threatened against or affecting Seller in connection with the Real Property. Except for the Lawsuit, to the knowledge of the Seller, there are no acts, conditions, circumstances, events, or incidences that, in the reasonable judgment of the Seller, are likely to form the basis for any such legal or administrative proceeding that would be material.

10. Homeowners Associations. Exhibit “B” hereto sets forth all homeowners associations and restrictive covenants in which the Seller has had declarant rights with respect to the Real Property as of the date hereof. All restrictive covenants and other documents used by the Seller in connection with the creation and operation of the homeowners associations comply in all material respects with applicable laws, and all disclosures and deliveries of information and documents required by applicable laws as to such homeowners associations and their creation and operation have been complied with in all material respects.

11. No Breach or Default. To the knowledge of Kuhn and Provost, with respect to any written agreements, arrangements, contracts, covenants, conditions, acts of sale, deeds, deeds of trust, rights-of-way, easements, mortgages, restrictions and other documents granting to the Seller title to or an interest in or otherwise affecting the Real Property, no breach or event of default by the Seller exists, and no condition or event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or event of default, by the Seller or to the knowledge of Seller any other person, except for such breach or event of default which would not have a substantial adverse effect with respect to such property.

12. No Violation of with Laws. Seller has received no notice that any subdivisions, buildings and improvements on the Real Property violates (i) any applicable law, including any wetland, stormwater, building, or zoning or comprehensive planning law, ordinance, regulation or statute, or other governmental restriction in the nature thereof; or (ii) any restrictive covenant affecting any such property.

13. Parties in Possession. Other than as set forth in Exhibit “M” attached hereto and made a part hereof by this reference, there are no parties in possession of any portion of the Real Property as lessees, tenants at sufferance, or trespassers.

14. Site Obligations. Seller has not entered into any agreement except the Development Order; the RiverTown Planned Unit Development zoning ordinance, which is St. Johns County Ordinance No. 2005-100, as amended by Ordinance No. 2010-49 (“PUD”); that certain Memorandum of Understanding between Seller and the St. Johns County School Board dated February 24, 2006 related to the school mitigation; St. Johns River Water Management District permits; and U.S. Army Corps of Engineers permits that would subject the Real Property to any condition or obligation to any governmental entity or other person requiring the owner or any transferee thereof to donate or transfer land, money or other property or to make off-site public improvements.

15. Developer Rights. Except as specifically identified in the definition of Development Rights in Paragraph I(B) hereof, there have been no other modifications, amendments or changes to the Development Order or the PUD, and there are no pending modifications or amendments thereto before any governmental authority.

B. Purchaser’s Representations.

(i) Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Florida and is qualified to do business in the State of Florida. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized and approved by all necessary action on the part of Purchaser. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Purchaser in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Purchaser enforceable against it in accordance with their terms. The person or persons executing this Agreement on behalf of Purchaser have been or will be duly authorized to execute this Agreement, the Closing Documents and all other documents and instruments reasonably necessary to carry out the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Purchaser do not require the consent of any third party, and neither conflicts with, results in a breach of, or constitutes a default under any applicable law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality, or the organizational or internal governance documents of Purchaser, nor does it conflict with, constitute grounds for termination of, result in an event of acceleration or a breach of, or constitute a default under, any agreement, instrument, license or permit to which Purchaser is a party or by which the Property is bound, or violate any restrictions to which Purchaser or the Property is subject.

(ii) Purchaser hereby represents that it has a source of funds sufficient to pay the Purchase Price in accordance with the terms of this Agreement.

C. The foregoing representations are made by Seller as of the Effective Date. If Purchaser discovers within nine (9) months of the Closing Date hereunder that the warranties and representations under this Paragraph XIII are materially incorrect or inaccurate, Purchaser shall have the right to seek only the following remedies: to recover from Seller actual damages, costs and expenses incurred by the Purchaser in connection therewith or related to this Agreement. In no event shall Purchaser be permitted to seek or recover consequential, punitive or other similar damages from Seller.

XIV. RIVERTOWN DEVELOPMENT OF REGIONAL IMPACT (DRI) DEVELOPMENT ORDER

A. Purchaser understands and acknowledges that the Real Property, together with other lands, is a part of the RiverTown Development of Regional Impact (“DRI”) and is subject to the provisions of the Development Order. Pursuant to the requirements of the Development Order, Seller hereby gives notice to Purchaser that, upon acquisition of the Property, Purchaser will be bound by the Development Order and its conditions and Purchaser will be thereafter required to give this notice to all subsequent owners and developers that they, too, are bound by the Development Order and its conditions. The Real Property is also subject to the PUD, and all development right assignments hereunder shall include parallel assignments of the rights in the PUD.

B. The conveyance of the Development Rights shall include the assignment by Seller to Purchaser of any and all development rights related to the DRI and PUD. Seller will not retain any development rights related to either the DRI or the PUD. Any modifications of the DRI, PUD or other local government development order necessary for Purchaser to achieve build-out of the Property must be conducted by Purchaser following the Closing, at Purchaser’s sole cost and expense.

C. At Closing, Seller will submit an assignment of its rights and obligations as Developer under the Development Order to substitute Purchaser as the specifically named “Developer” in the Development Order, provided that the form of the assignment shall be prepared prior to the end of the Inspection Period by the Seller, subject to the reasonable agreement and approval of the Purchaser. The Closing Agent shall promptly after the Closing file the assignment, in form agreed to by the Seller and Purchaser, with the appropriate governmental entities.

D. Purchaser acknowledges Seller has disclosed to Purchaser the fact that the Development Order requires the construction of a segment of County Road 223 by a date certain. Seller has commenced construction of County Road 223 but has not completed the same. To date, St. Johns County has continued issuing building permits for construction of residential units and non-residential uses within the DRI and County staff has indicated that it will continue to do so. The right-of-way for County Road 223 is not located within the boundaries of the DRI. Purchaser and Seller will work together during the Inspection Period to determine which lands owned by Seller outside of the DRI are necessary for the ultimate construction of County Road 223, and Seller shall convey such necessary lands to either Purchaser or the CDD (as defined in Paragraph XV) at the Closing.

E. The provisions of this Paragraph XIV shall survive the Closing and the sale of any parcels within the Property by Purchaser.

XV. RIVERS EDGE COMMUNITY DEVELOPMENT DISTRICT

A. Purchaser understands and acknowledges that the Property is located within the Rivers Edge Community Development District (defined herein as the “CDD”). All matters relating to the CDD are matters of public record, and Seller shall cooperate with Purchaser in obtaining said records. At the time of execution of this Agreement, the Seller has the right, as an owner of the majority of the land within the CDD boundaries, to appoint members to the CDD board of directors. Purchaser shall, during the Inspection Period, review such records as are available at the CDD office located at 475 West Town Place, Suite 114, St. Augustine, Florida or make such inquiries as it may desire of the CDD Counsel to obtain such information as it deems necessary or convenient to make its determination whether to purchase the Property.

B. At the Closing, Purchaser shall assume any and all rights and obligations of the Seller with respect to the CDD, including assuming any CDD debt to be repaid by Seller.

C. Purchaser understands that Seller is a party in one lawsuit:

Main Street Community Development District, Rivers Edge Community Development District and The St. Joe Company vs. Hill, Boring & Associates, Inc. and Susan West f/k/a Susan Rudd, Case No. CA10-1063, Circuit Court, Seventh Judicial Circuit, St. Johns County, Florida (the “Lawsuit”), which involves an effort to recover from the designer of County Road 223 for alleged defects in road design. Seller is attempting to settle the Lawsuit but there is no assurance that the Lawsuit will be settled or that it will be settled before Closing. At Closing, Seller will assign all of its rights in the Lawsuit to Purchaser, and Purchaser shall be entitled to pursue such Lawsuit and to retain any funds recouped from the defendants thereunder; provided, however, Seller makes no representations that any sums will be realized from the Lawsuit. From and after the Effective Date, Seller shall not waive or settle any claims, or causes of action pending in the Lawsuit without prior notice to Purchaser. All settlement proceeds, or award damages shall accrue to the benefit of Purchaser at Closing.

D. Seller has appointed five (5) persons to the CDD board of directors. Seller has the right to appoint five (5) board members. Seller agrees, upon request by Purchaser, to request some or all of the persons appointed by Seller to resign.

E. The provisions of this Paragraph XV shall survive Closing.

XVI. PURCHASER’S OBLIGATION TO BUY IMPACT FEE CREDITS FROM SELLER

A. Impact Fee Credits. Seller has entered into that certain Impact Fee Agreement with St. Johns County dated May 31, 2007 and recorded in Official Records Book 2928, Page 1146, Public Records of St. Johns County, Florida (the “Impact Fee Agreement”). Seller has been granted certain road/transportation and parks/recreation impact fee credits (collectively, the “Impact Fee Credits”) pursuant to the Impact Fee Agreement. As additional consideration for Seller’s agreement to sell the Property to Purchaser, Purchaser agrees that Purchaser shall purchase, and shall require all successors in title (“Successors”) (for purposes of this Paragraph XVI a conveyance of an interest in the Real Property by Purchaser to a subsidiary or affiliate of Purchaser, shall not constitute a transfer to a Successor) of any portion of the Real Property to purchase, sufficient Impact Fee Credits from Seller to pay the impact fees that will be due to St. Johns County for any residential unit (single-family or multi-family) or commercial, office, light industrial, recreational, amenity or other building (singularly, a “Structure” and plurally “Structures”) constructed on any portion of the Real Property or within the DRI, as the same may be geographically expanded. Purchaser shall not pay impact fees to St. Johns County and shall include an affirmative covenant in subsequent contracts with third party purchasers prohibiting all Successors from doing so for any Structure so long as Seller has Impact Fee Credits available to sell. Purchaser shall also include in all deeds to Successors and other third party purchasers a reference to the Impact Fee Memorandum (as defined in Subparagraph XVI(C) hereof) and the recording information for the same. Purchaser shall purchase and shall require its Successors to purchase such Impact Fee Credits from Seller, and Seller shall issue Impact Fee Credit vouchers to enable Purchaser and Successors to remit the required impact fees to St. Johns County. In the event that Purchaser or a Successor inadvertently or otherwise pays impact fees to St. Johns County in violation of the foregoing agreement, or in the event Purchaser or a Successor obtains, generates or receives impact fee credits from St. Johns County, Purchaser or the Successor, as applicable, will nevertheless be required to first purchase the equivalent Impact Fee Credits from Seller. Notwithstanding the foregoing, in the event Seller does not have Impact Fee Credits in all categories needed by Purchaser (e.g., public safety, schools), Purchaser and Successors shall be entitled to use any impact fee credits it receives in categories other than road/transportation and parks/recreation from St. Johns County in relation to development of the Real Property; provided, however, that Purchaser and Successors shall not be entitled to receive or use any road/transportation or parks/recreation impact fee credits it may receive from St. Johns County.

B. Impact Fee Credit Purchase Price within Five Years of Closing Date. The purchase price for the Impact Fee Credits applicable to each Structure, as established by St. Johns County from time to time, shall be paid by Purchaser to Seller during the period that is five (5) years after the Closing Date according to the following schedule:

1. Prior to Purchaser (but not a Successor) obtaining a building permit from St. Johns County for the applicable Structure being constructed by Purchaser, the Impact Fee Credit purchase price shall equal the dollar value of the then-required St. Johns County impact fee for the applicable use. St. Johns County assesses impact fees based on an annually adopted Impact Fee Schedule.

2. Prior to Purchaser conveying any portion of the Real Property to a Successor, the Impact Fee Credit purchase price shall equal the dollar value of the then-required St. Johns County impact fee for the applicable use, if such use is known at the time of the conveyance of the portion of the Real Property to such Successor.

a. If the Successor is purchasing a portion of the Real Property for residential use and the Successor does not know the size of the home or homes to be constructed on such land, then Purchaser shall purchase Impact Fee Credits from Seller based on the greater of (1) Sixty Percent (60%) of the residential units to be constructed on the Real Property being purchased by the Successor will be greater than 1,800 square feet in size and Forty Percent (40%) of the homes will be 1,800 square feet or less in size or (2) actual ratio of (i) residential units greater than 1,800 square feet versus (ii) residential units 1,800 square feet or smaller constructed by Purchaser and its Successors from Closing Date to time of conveyance. The Impact Fee Credit purchase price shall be based on the then-required St. Johns County impact fee for each size of residential unit. If the Successor ultimately requires more Impact Fee Credits than are purchased from Seller hereunder for the residential units to be constructed on the portion of the Real Property acquired from Purchaser, the Successor shall be required to purchase such additional Impact Fee Credits from Seller.

b. If the Successor is purchasing a portion of the Real Property for non-residential use and the Successor does not know the actual use of such land and associated square feet, as categorized in the St. Johns County Impact Fee Schedule in effect at the time of the conveyance, then such Impact Fee Credit purchase price due from Purchaser to Seller hereunder shall be based on the General Commercial impact fee, in effect at the time of conveyance, per 1,000 square feet and assume development of 10,000 square feet per acre. For example, at the current effective rate, the Impact Fee Credit purchase price would equal $28,150.00 per acre contained within such land (based on the general commercial impact fee of $2,815 per 1,000 square feet, assuming development of 10,000 square feet per acre). If the Successor ultimately requires more Impact Fee Credits than are purchased from Seller hereunder for the non-residential use(s) to be constructed on the portion of the Real Property acquired from Purchaser, the Successor shall be required to purchase such additional Impact Fee Credits from Seller.

At the time Purchaser or a Successor, as applicable, pays Seller the purchase price of Impact Fee Credits, Seller shall concurrently issue Purchaser or the applicable Successor an Impact Fee Credit voucher in an equal amount.

C. Security for Impact Fee Credit Purchase. At the Closing, Seller and Purchaser shall enter into and record in the Public Records of St. Johns County, Florida a Memorandum of Obligation in the form attached hereto as Exhibit “K” and by this reference made a part hereof (“Impact Fee Memorandum”) to pay the impact fees (to the extent they are available) to Seller as provided for herein against title to the Real Property that shall run with the land. The portion of Real Property for which Impact Fee Credits are purchased from Seller shall be released from the Memorandum. Unless Purchaser has purchased Impact Fee Credits from Seller for the Property or otherwise obtained a release from the Memorandum for any portion of the Real Property being conveyed to a third party, Purchaser, or its Successors, shall include a provision in the deed or deeds in which it conveys title to any portion of the Property stating that Purchaser or its Successors, as applicable, shall be responsible for purchasing the Impact Fee Credits from Seller, if available.

D. Future Impact Fee Credit Purchases. In the event Purchaser, or its Successors, have not purchased from Seller Impact Fee Credits for all of the Development Rights set forth in the current RiverTown DRI (including any land use conversions to date) by the fifth (5th) anniversary of the Closing Date, Purchaser or its Successors shall:

1. On the fifth (5th) anniversary of the Closing Date, Purchaser shall purchase from Seller Impact Fee Credits for all remaining residential Development Rights, including any additional residential Development Rights obtained by Purchaser from the conversion of non-residential Development Rights to residential Development Rights subsequent to the Closing Date (equal to the dollar value of the then-required St. Johns County impact fee for such residential units) for which fees have not yet been paid, on such date. Calculation of the total amount of Impact Fee Credit purchase price due for any residential units contained within the then-current RiverTown DRI Development Order that have not previously been purchased by Purchaser shall be based on the ratio of the (i) number of residential units greater than 1,800 square feet versus (ii) number of residential units 1,800 square feet or smaller constructed by Purchaser, or its Successors, during the five-year period following the Closing Date. For example, if Ninety Percent (90%) of the homes constructed by Purchaser, or its Successors, during the five-year period are greater than 1,800 square feet and Ten Percent (10%) are 1,800 square feet or smaller, then Purchaser shall purchase from Seller Impact Fee Credits, based on the then-required St. Johns County impact fee schedule, assuming that Ninety Percent (90%) of the remaining residential Development Rights will be for homes greater than 1,800 square feet and Ten Percent (10%) of the remaining residential Development Rights will be for homes 1,800 square feet or smaller.

2. For non-residential land uses, Purchaser shall purchase from Seller Impact Fee Credits for non-residential Structures in an amount equal to the dollar value of impact fees for such non-residential use(s) set forth in the then-required St. Johns County impact fee schedule prior to Purchaser obtaining a building permit(s) from St. Johns County for such non-residential Structure.

3. Prior to Purchaser conveying a portion of the Real Property for non-residential use to a Successor, Purchaser, or its Successors, shall purchase from Seller Impact Fee Credits equal to the dollar value of impact fees for such non-residential use(s) set forth in the then-required St. Johns County impact fee schedule for the applicable use, if such use is known at the time of the conveyance to such Successor. If the Successor is purchasing a portion of the Real Property for non-residential use and the Successor does not know the actual use of such land and associated square feet, as categorized in the St. Johns County Impact Fee Schedule in effect at the time of the conveyance, then such Impact Fee Credit purchase price due from Purchaser to Seller hereunder shall equal the General Commercial impact fee in effect at the time of the conveyance, assuming a development density of 10,000 square feet per acre. For example, at the current St. Johns County impact fee rate for General Commercial uses, the Impact Fee Credit purchase price would be Twenty-Eight Thousand One Hundred Fifty and No/100 ($28,150.00) per acre contained within such land (based on the General Commercial impact fee of $2,815 per 1,000 square feet, assuming development of 10,000 square feet per acre). If the Successor ultimately requires more Impact Fee Credits than are purchased from Seller hereunder for the non-residential use(s) to be constructed on the portion of the Real Property acquired from Purchaser, the Successor shall be required to purchase such additional Impact Fee Credits from Seller.

4. Following Purchaser’s conversion of non-residential land uses to residential units pursuant to the Development Order, as may be amended from time to time, Purchaser shall purchase from Seller Impact Fee Credits for each additional residential unit resulting from such conversion based on the following timeline: (a) immediately upon Purchaser’s use of the applicable residential Development Rights from the Development Order; (b) immediately upon Purchaser’s sale of any portion of the Real Property and related residential Development Rights to a Successor; or (c) in no event later than twelve (12) months following Purchaser’s conversion of non-residential land uses to residential units pursuant to the Development Order. The Impact Fee Credit purchase price shall be based on the ratio of the (i) number of residential units greater than 1,800 square feet versus (ii) number of residential units 1,800 square feet or smaller constructed by Purchaser, or its Successors, during the five-year period following the Closing Date. For example, if Ninety Percent (90%) of the homes constructed by Purchaser, or its Successors, during the five-year period are greater than 1,800 square feet and Ten Percent (10%) are 1,800 square feet or smaller, then Purchaser shall purchase from Seller Impact Fee Credits, based on the then-required St. Johns County impact fee schedule, assuming that Ninety Percent (90%) of the remaining residential Development Rights will be for homes greater than 1,800 square feet and

Ten Percent (10%) of the remaining residential Development Rights will be for homes 1,800 square feet or smaller. If the Successor ultimately requires more Impact Fee Credits than are purchased from Seller hereunder for the residential units to be constructed on the portion of the Real Property acquired from Purchaser, the Successor shall be required to purchase such additional Impact Fee Credits from Seller.

5. Continue in place in the public records of St. Johns County the Impact Fee Memorandum against title to all then-undeveloped parcels within the Property to ensure that Purchaser and its Successors purchase from Seller Impact Fee Credits for all remaining non-residential Development Rights (equal to the dollar value of the then-required St. Johns County impact fee for such land uses), as the same may be converted pursuant to the Development Order and state law from time to time, prior to the issuance by the County of a building permit for each Structure. The provisions of this Subparagraph XVI(D)(5) shall remain in effect until Purchaser and its Successors have exhausted all potential development rights for the Real Property according to the Development Order, as may be amended from time to time. Upon Purchaser and/or its Successors purchasing from Seller Impact Fee Credits for the Real Property in an amount necessary to exhaust the development rights for the Real Property according to the Development Order, as may be amended from time to time, Seller shall terminate the Impact Fee Memorandum and release the Real Property from the Impact Fee Memorandum by recorded document within ten (10) business days.

If Purchaser fails to purchase the outstanding balance of the Impact Fee Credits as set forth herein, Seller shall be entitled to refuse to partially transfer additional Impact Fee Credits for the benefit of any portion of the Real Property until Purchaser or its Successors acquires the then-outstanding balance of Impact Fee Credits from Seller based on the Development Rights set forth in the Development Order in effect at the time. Seller shall also have the remedies set forth in Paragraph XIX(C) hereof for any breach of the terms and conditions of this Paragraph XVI. The obligations set forth in this Paragraph XVI shall survive the Closing.

E. The provisions of this Paragraph XVI shall survive the Closing pursuant to this Agreement.

XVII. PROHIBITION REGARDING LOGO/NAME - NO PARTNERSHIP OR JOINT VENTURE

A. Seller agrees to assign and transfer all of its right, title and interest in and to the name “RiverTown”, together with all trademarks, licenses, rights to use, electronic media, web-sites, URL’s and related rights and interests, and related designs and logos, to the Purchaser for use in marketing the Property. From and after the Closing, the Seller shall also have a license and right to use the name “RiverTown” in connection with the development, sale, marketing of any land retained by Seller in connection with the Commercial Development Rights. The Seller shall also transfer and assign to Purchaser the rights to use all logos, trademarks, service marks (including the associated goodwill, the right to sue for and recover such damages and such other relief as might be granted by a court of competent jurisdiction for future infringement thereof), if any, and other rights in connection with the name “RiverTown”. Seller acknowledges that any use by Seller after the Closing of the name “RiverTown” (except used in connection with the land and Commercial Development Rights) or unpermitted variations thereof or its associated distinctive logos may cause great and irreparable harm to Purchaser. Therefore, Seller shall not engage in any capacity in any business or activity, which utilizes the words “RiverTown” or variations thereof or a logo or symbol identical or similar to the logos or symbols associated with such name, except in connection with the development, sale or marketing of land in connection with the use of the Commercial Development Rights pursuant to its license to use the name. In the event of a breach of this Paragraph by Seller, Purchaser may apply to any court of competent jurisdiction for an injunction.

B. Nothing contained in this Agreement or the activities contemplated hereby shall be construed to create the relationship of principal and agent, partnership, joint venture, trust, tenants in common or any other relationship between the parties hereto other than separate and distinct entities dealing at arm’s length as Seller and Purchaser respectively for their own separate interests and benefits. Without limiting the foregoing, but in supplementation thereof, Purchaser and Seller each acknowledge and agree that the other is not a co-venturer or partner of such party in connection with such party’s business or affairs, and that such party bears and shall bear no liability whatsoever resulting from or arising out of the other’s ownership and development of, construction upon, sales or leasing activity related to, or resale of the Property or Retained Property.

C. The provisions of this Paragraph XVII shall survive the Closing and any earlier termination of this Agreement.

XVIII. COMMISSION TO BROKERS

A. Seller and Purchaser each agree, and represent to the other, that no third party real estate brokers have been engaged by either of them and no third party brokers, salesman or any other person are entitled to assert or receive any commission or fee for real estate or business brokerage services in connection with the transactions contemplated by this Agreement. Seller and Purchaser each shall indemnify, defend (with counsel approved by the indemnified party which approval shall not be unreasonably withheld) and hold the other, and each of their partners, shareholders, directors, officers, employees, agents, independent contractors, successors and assigns, and each of them, harmless from the claims of any broker or finder (including anyone claiming to be a broker or finder) on account of any services claimed to have been rendered at the request of the indemnifying party in connection with the transactions contemplated by this Agreement.

B. The provisions of this Paragraph XVIII shall survive the Closing and any earlier termination of this Agreement.

XIX. DEFAULT PROVISIONS

A. In the event of a default by Purchaser of any matter to be performed by Purchaser prior to or at the Closing pursuant to this Agreement, including without limitation, the failure of Purchaser to timely make any Deposit required by Paragraph IV, Seller shall receive all of the Deposit then required to be paid by the Purchaser to the Escrow Agent, provided, however, the parties acknowledge that any default occurring prior to the Deposit by Purchaser of the Additional Deposit shall not entitle Seller to recover the Additional Deposit from Purchaser and Purchaser shall not be obligated to make the Additional Deposit, in such event, as agreed and liquidated damages for said breach the amount thereof being fixed and liquidated damages, it being understood that Seller’s actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties’ best current estimate of such damages, and as Seller’s sole and exclusive remedy for the default of Purchaser, whereupon the parties shall be relieved of all further obligations hereunder, except for such obligations which expressly survive the termination of this Agreement. In no event shall Seller be permitted to seek or recover consequential, punitive or other similar damages from Purchaser.

B. In the event of a default by Seller of any matter to be performed by Seller prior to or at the Closing pursuant to this Agreement, Purchaser may do and seek all of the following as its sole and exclusive remedy, (i) obtain a return of the Deposit, and (ii) seek the remedy of specific performance. In the event that the remedy of specific performance is not available to Purchaser because of Seller’s action, then Purchaser shall have returned to it the Deposit it paid to the Escrow Agent and may also seek to recover from Seller actual damages, costs and expenses incurred by the Purchaser in connection with or related to this Agreement. In no event shall Purchaser be permitted to seek or recover consequential, punitive or other similar damages from Seller.

C. Notwithstanding any other provision hereof, in the event of any default by either party hereto as to any agreement or matter that is to be performed hereunder (“Default”), other than Purchaser’s obligation to complete the Closing and purchase the Property on the Closing Date, the party not in default (the “Non-Defaulting Party”) shall be entitled to any remedies available at law or in equity after providing the written notice described in the following sentence. The Non-Defaulting Party shall provide written notice to the other party (the “Defaulting Party”) of any such Default, whereupon the Defaulting Party shall either cure, or diligently commence pursuit of such cure, within ten (10) days from receipt of such notice; the Non-Defaulting Party’s right to seek any remedy shall be suspended for a period of thirty (30) days after the receipt of the notice from Non-Defaulting Party, provided that Defaulting Party is using its best efforts to cure or remedy the Default. The prevailing party in any action contemplated by this Paragraph XIX shall be entitled to be awarded its attorney’s fees, and all other costs and expenses incurred in enforcing this Agreement, whether such costs and expenses are incurred prior to or during the pendency of any lawsuit or other enforcement action.

D. The provisions of this Paragraph XIX shall survive the Closing or any earlier termination of this Agreement.

XX. CONFIDENTIALITY

Purchaser shall keep in strict confidence all information obtained with respect to the Property pursuant to or in connection with this Agreement. Seller and Purchaser shall keep in strict confidence the fact of this Agreement, and all of the terms and conditions hereof, until such time as both Seller and Purchaser agree that it is appropriate to make disclosure of the provisions hereof, or unless either party is legally required to make disclosure hereof. Purchaser understands and acknowledges that Seller will be required to file Form 8-K with the Securities and Exchange Commission announcing Seller’s entry into this Agreement and attaching a copy of the Agreement. Purchaser and Seller each agree to instruct their agents, employees, advisers and consultants to comply with the provisions of this Section and any confidentiality agreement executed in connection with the Property. If required to obtain their consent to assignments of Contracts or Sale Contracts required hereunder, Seller may discuss the pending transaction with its customers. Notwithstanding the foregoing, Purchaser may disclose all information obtained with respect to the Property to: (a) its directors, bankers and advisors, as well as service providers such as insurance agents, attorneys, environmental consultants, surveyors, engineers, appraisers and others whose assistance is required in connection with the performance of the parties’ obligations hereunder, and (b) governmental authorities as may be required by any law, rule or regulation promulgated thereby, including any disclosures required to comply with securities laws. If the purchase and sale of the Property contemplated hereby is not completed for any reason, Purchaser shall, upon request, promptly return to Seller all instruments and materials or copies of instruments and materials delivered by Seller to Purchaser pursuant hereto and shall maintain confidentiality with respect to all information delivered to Purchaser or obtained by Purchaser prior to the termination. The provisions of this Paragraph XX shall survive any termination of this Agreement.

XXI. ASSIGNABILITY

Purchaser may assign its rights hereunder without the approval of Seller to an affiliate entity of Purchaser or a wholly owned subsidiary of Purchaser. Upon such assignment, Purchaser shall be released from all of its obligations under and pursuant to this Agreement.

XXII. NOTICES

Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand delivery, by e-mail with a copy by Federal Express delivered the next business day, sent by recognized overnight courier (such as Federal Express), or mailed by certified or registered mail, return receipt requested, in a postage prepaid envelope, and addressed as follows:

If to Purchaser at:	Mattamy Homes
400 Park Avenue
Winter Park, Florida 32789
Attn: Rick Stevens
Phone: (407) 599-9994
E-mail: Rick.Stevens@mattamyhomes.com

Cliff Nelson, President
Jacksonville Division
7800 Belfort Parkway, Suite 195
Jacksonville, FL 32256
Phone: (952) 292-3807
E-mail: cliff.nelson@mattamyhomes.com

With a copy to:	Brian M. Jones, Esquire
Shutts & Bowen, LLP
300 S. Orange Ave., Suite 1000
Orlando, Florida 32801
Phone (407) 423-3200
E-mail: Bjones@shutts.com

If to Seller at:	The St. Joe Company
133 S. WaterSound Parkway
WaterSound, Florida 32413
Attn: Robert McFarlane
Phone: (850) 231-6545
E-mail: Robert.McFarlane@joe.com

With a copy to:	Laurie Gildan, Esq.
Greenberg Traurig, LLP
777 South Flagler Drive, Suite 300 East
West Palm Beach, Florida 33401
(Phone): (561) 650-7900
E-mail: GildanL@gtlaw.com

With a copy to:	Ellen Avery-Smith, Esquire Rogers Towers, P.A. 100 Whetstone Place, Suite 100 St. Augustine, Florida 32086 Phone: (904) 825-1615 E-mail: eaverysmith@rtlaw.com

Notices personally delivered or sent by overnight courier shall be deemed given on the date of delivery; and notices mailed in accordance with the foregoing shall be deemed given upon the date of delivery, or the date delivery is refused or the notice is deemed undeliverable by the postal authorities.

XXIII. RISK OF LOSS

The Property shall be conveyed to Purchaser in the same condition as on the date of this Agreement, ordinary wear and tear excepted, free of all tenancies or occupancies except the Permitted Exceptions. In the event that (a) all of the Property or any material portion thereof is taken by eminent domain prior to Closing, or (b) all of the Property or any material part thereof is damaged by fire or other casualty, then in either such event, Purchaser shall have the option of either: (i) canceling this Agreement and receiving a refund of the Deposit and all interest earned thereon, whereupon both parties shall be relieved of all other obligations under this Agreement, except for such obligations which specifically survive termination of this Agreement, or (ii) Purchaser may proceed with the Closing, in which case Purchaser shall be entitled to all condemnation awards and settlements to be received by Seller with respect to such condemnation, and at the Closing Seller shall specifically assign to Purchaser all such condemnation awards, and Seller’s right to receive same, and Purchaser shall receive a credit against the Purchaser Price for any deductible which it will be required to pay on account of any such award or proceeds.

XXIV. AS-IS SALE

PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR SELLER’S EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND/OR IN THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER AT CLOSING, PURCHASER IS FULLY RELYING ON PURCHASER’S (OR PURCHASER’S REPRESENTATIVES’) INSPECTIONS, EXAMINATIONS AND EVALUATIONS OF THE PROPERTY AND NOT UPON ANY STATEMENTS (ORAL OR WRITTEN) WHICH MAY HAVE BEEN MADE OR MAY BE MADE (OR PURPORTEDLY MADE) BY SELLER OR ANY OF ITS REPRESENTATIVES, AGENTS OR ATTORNEYS. WITHOUT LIMITING THE EFFECTIVENESS OF SELLER’S EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND/OR IN THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER AT CLOSING, PURCHASER ACKNOWLEDGES THAT PURCHASER HAS (OR PURCHASER’S REPRESENTATIVES HAVE), OR PRIOR TO THE CLOSING DATE WILL HAVE, THOROUGHLY INSPECTED AND EXAMINED THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY PURCHASER IN ORDER TO ENABLE PURCHASER TO EVALUATE THE CONDITION OF THE PROPERTY AND ALL OTHER ASPECTS OF THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, THE ENVIRONMENTAL CONDITION OF THE PROPERTY), AND PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR SELLER’S EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND/OR IN THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER AT CLOSING, PURCHASER IS RELYING SOLELY UPON ITS

OWN (OR ITS REPRESENTATIVES’) INSPECTION, EXAMINATION AND EVALUATION OF THE PROPERTY AND IS QUALIFIED TO MAKE SUCH INSPECTION, EXAMINATION AND EVALUATION. AS A MATERIAL PART OF THE CONSIDERATION OF THIS AGREEMENT AND THE PURCHASE OF THE PROPERTY, PURCHASER HEREBY AGREES TO ACCEPT THE PROPERTY ON THE CLOSING DATE IN ITS “AS IS, WHERE IS” CONDITION, WITH ALL FAULTS AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND/OR IN THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER AT CLOSING, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW. WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE FOREGOING, THE PARTIES AGREE THAT, EXCEPT FOR SELLER’S EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND/OR IN THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER AT CLOSING, THE SALE OF THE PROPERTY IS WITHOUT ANY WARRANTY, AND THAT SELLER HAS MADE NO, AND EXPRESSLY AND SPECIFICALLY DISCLAIMS ANY AND ALL, REPRESENTATIONS, GUARANTIES OR WARRANTIES, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW OR RELATING TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, OF OR RELATING TO: (A) THE OWNERSHIP, USE, INCOME, POTENTIAL, EXPENSES, OPERATION, CHARACTERISTICS OR CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF SUITABILITY, HABITABILITY, MERCHANTABILITY, DESIGN OR FITNESS FOR ANY SPECIFIC PURPOSE OR A PARTICULAR PURPOSE; (B) THE NATURE, MANNER, OR CONDITION (PHYSICAL, STRUCTURAL OR OTHERWISE) OF THE PROPERTY, OR THE SURFACE OR SUBSURFACE THEREOF, WHETHER OR NOT OBVIOUS, VISIBLE OR APPARENT; (C) THE ENVIRONMENTAL CONDITION OF THE PROPERTY AND THE PRESENCE OR ABSENCE OF OR CONTAMINATION BY HAZARDOUS MATERIALS, OR THE COMPLIANCE OF THE PROPERTY WITH ALL REGULATIONS OR LAWS PERTAINING TO HEALTH OR THE ENVIRONMENT, INCLUDING, BUT NOT LIMITED TO, ENVIRONMENTAL LAWS; AND (D) THE SOIL CONDITIONS, DRAINAGE, FLOODING CHARACTERISTICS, UTILITIES OR OTHER CONDITIONS EXISTING IN, ON OR UNDER THE PROPERTY. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

FURTHERMORE, EXCEPT FOR ANY CLAIM THE PURCHASER MAY HAVE AS A RESULT OF THE BREACH BY THE SELLER OF ANY EXPRESS REPRESENTATION OR WARRANTY OF SELLER SET FORTH HEREIN, PURCHASER DOES HEREBY RELEASE AND FOREVER DISCHARGE SELLER, ITS DIRECTORS, SHAREHOLDERS, OFFICERS, EMPLOYEES, LEGAL REPRESENTATIVES, AGENTS AND ASSIGNS, FROM ANY AND ALL ACTIONS, CAUSES OF ACTION, CLAIMS AND DEMANDS FOR, UPON OR BY REASON OF ANY DAMAGE, LOSS OR INJURY WHICH HERETOFORE HAVE BEEN OR WHICH HEREAFTER MAY BE SUSTAINED BY PURCHASER RESULTING FROM OR ARISING OUT OF THE PRESENCE OF ANY HAZARDOUS MATERIALS OR OTHER ENVIRONMENTAL CONTAMINATION ON OR IN THE VICINITY OF THE PROPERTY, INCLUDING THE SOIL AND/OR GROUNDWATER (HEREINAFTER REFERRED TO AS THE “CLAIMS”). PURCHASER EXPRESSLY WAIVES, WITHOUT LIMITATION, ANY CLAIMS FOR CONTRIBUTION UNDER THE FEDERAL COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY

ACT OF 1980, AS AMENDED, UNLESS RESULTING FROM THE ACTS OR OMISSIONS OF SELLER, DURING ITS PERIOD OF OWNERSHIP OF THE PROPERTY (AND NOT CAUSED BY THE PURCHASER FOLLOWING THE CLOSING). THIS RELEASE APPLIES TO ALL SUCH CLAIMS WHETHER THE ACTIONS CAUSING THE PRESENCE OF HAZARDOUS MATERIALS ON OR IN THE VICINITY OF THE PROPERTY OCCURRED BEFORE OR AFTER THE CLOSING. THIS RELEASE EXTENDS AND APPLIES TO, AND ALSO COVERS AND INCLUDES, ALL STATUTORY OR COMMON LAW CLAIMS THE PURCHASER MAY HAVE AGAINST THE SELLER. THE PROVISIONS OF ANY STATE, FEDERAL, OR LOCAL LAW OR STATUTE PROVIDING IN SUBSTANCE THAT RELEASES SHALL NOT EXTEND TO CLAIMS, DEMANDS, INJURIES OR DAMAGES WHICH ARE UNKNOWN OR UNSUSPECTED TO EXIST AT THE TIME, TO THE PERSON EXECUTING SUCH RELEASE, ARE HEREBY EXPRESSLY WAIVED.

XXV. DISCLOSURE SUMMARY FOR RIVERTOWN:

A. AS A PURCHASER OF PROPERTY IN THIS COMMUNITY, YOU WILL BE OBLIGATED TO BE A MEMBER OF A HOMEOWNERS’ ASSOCIATION.

B. THERE HAVE BEEN OR WILL BE RECORDED RESTRICTIVE COVENANTS GOVERNING THE USE AND OCCUPANCY OF PROPERTIES IN THIS COMMUNITY.

C. YOU WILL BE OBLIGATED TO PAY ASSESSMENTS TO THE ASSOCIATION, WHICH ASSESSMENTS ARE SUBJECT TO PERIODIC CHANGE. YOU WILL BE OBLIGATED TO PAY ANY SPECIAL ASSESSMENTS IMPOSED BY THE ASSOCIATION. SUCH SPECIAL ASSESSMENTS MAY BE SUBJECT TO CHANGE.

D. YOU MAY BE OBLIGATED TO PAY SPECIAL ASSESSMENTS TO THE RESPECTIVE MUNICIPALITY, COUNTY, OR SPECIAL DISTRICT. ALL ASSESSMENTS ARE SUBJECT TO PERIODIC CHANGE.

E. YOUR FAILURE TO PAY SPECIAL ASSESSMENTS OR ASSESSMENTS LEVIED BY A MANDATORY HOMEOWNERS’ ASSOCIATION COULD RESULT IN A LIEN ON YOUR PROPERTY.

F. THERE IS NO OBLIGATION TO PAY RENT OR LAND USE FEES FOR RECREATIONAL OR OTHER COMMONLY USED FACILITIES.

G. THE DEVELOPER MAY HAVE THE RIGHT TO AMEND THE RESTRICTIVE COVENANTS WITHOUT THE APPROVAL OF THE ASSOCIATION MEMBERSHIP OR THE APPROVAL OF THE PARCEL OWNERS.

H. THE STATEMENTS CONTAINED IN THIS DISCLOSURE FORM ARE ONLY SUMMARY IN NATURE, AND, AS A PROSPECTIVE PURCHASER, YOU SHOULD REFER TO THE COVENANTS AND THE ASSOCIATION GOVERNING DOCUMENTS BEFORE PURCHASING PROPERTY.

I. THESE DOCUMENTS ARE MATTERS OF PUBLIC RECORD AND CAN BE OBTAINED FROM THE RECORD OFFICE IN THE COUNTY WHERE THE PROPERTY IS LOCATED.

XXVI. MISCELLANEOUS

A. This Agreement shall be construed and governed in accordance with the laws of the State of Florida. All of the parties to this Agreement have participated fully in the negotiation and preparation hereof, and, accordingly, this Agreement shall not be more strictly construed against any one of the parties hereto. Venue for any litigation shall be St. Johns County, Florida.

B. In the event any term or provision of this Agreement be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

C. In the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and court costs before and at trial, on appeal, in bankruptcy and in post judgment collection.

D. In construing this Agreement, the singular shall be held to include the plural, the plural shall include the singular, the use of any gender shall include every other and all genders, and captions and paragraph headings shall be disregarded.

E. All of the exhibits attached to this Agreement are incorporated in, and made a part of, this Agreement.

F. Time shall be of the essence for each and every provision hereof.

G. Seller and Purchaser mutually agree that they waive all rights to a trial by jury in the event of any dispute or court action arising from, growing out of, or related to, this Agreement. The parties acknowledge that this waiver is a significant consideration to and a material inducement for Seller and Purchaser to enter into this Agreement.

H. If the final day of any period of time set out in any provision of this Agreement, including, without limitation, the Closing Date and the Inspection Period, falls on a Saturday, Sunday or date recognized as a holiday by banks in the State of Florida, then in such case, such period shall be deemed extended to the next day which is not a Saturday, Sunday or holiday.

I. No presumption shall be created in favor of or against Seller or Purchaser with respect to the interpretation of any term or provision of this Agreement due to the fact that this Agreement or any portion thereof was prepared by or on behalf of one of said parties.

J. The captions used in connection with the paragraphs of this Agreement are for reference and convenience only and shall not be deemed to construe or limit the meaning of the language contained in this Agreement or be used in interpreting the terms and provisions of this Agreement.

K. This Agreement may be executed in two or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been signed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument), and shall have been delivered by each of the parties to the other.

L. There shall be no third party beneficiaries to this Agreement.

XXVII. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations and understandings between the parties. There are no other agreements, representations or warranties other than as set forth herein. This Agreement may not be changed, altered or modified except by an instrument in writing signed by the party against whom enforcement of such change would be sought. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

IF THE DISCLOSURE SUMMARY REQUIRED BY SECTION 720.401, FLORIDA STATUTES, HAS NOT BEEN PROVIDED TO THE PROSPECTIVE PURCHASER BEFORE EXECUTING THIS CONTRACT FOR SALE, THIS CONTRACT IS VOIDABLE BY PURCHASER BY DELIVERING TO SELLER OR SELLER’S AGENT OR REPRESENTATIVE WRITTEN NOTICE OF THE PURCHASER’S INTENTION TO CANCEL WITHIN 3 DAYS AFTER RECEIPT OF THE DISCLOSURE SUMMARY OR PRIOR TO CLOSING, WHICHEVER OCCURS FIRST. ANY PURPORTED WAIVER OF THIS VOIDABILITY RIGHT HAS NO EFFECT. PURCHASER’S RIGHT TO VOID THIS CONTRACT SHALL TERMINATE AT CLOSING.

RIVERS EDGE COMMUNITY DEVELOPMENT DISTRICT IMPOSES TAXES OR ASSESSMENTS, OR BOTH TAXES AND ASSESSMENTS, ON THIS PROPERTY. THESE TAXES AND ASSESSMENTS PAY THE CONSTRUCTION, OPERATION, AND MAINTENANCE COSTS OF CERTAIN PUBLIC FACILITIES AND SERVICES OF THE DISTRICT AND ARE SET ANNUALLY BY THE GOVERNING BOARD OF THE DISTRICT. THESE TAXES AND ASSESSMENTS ARE IN ADDITION TO COUNTY AND OTHER LOCAL GOVERNMENTAL TAXES AND ASSESSMENTS PROVIDED FOR BY LAW.

EXECUTED as of the date first above written in several counterparts, each of which shall be deemed an original, but all constituting only one agreement.

SELLER: THE ST. JOE COMPANY, a Florida corporation

By:	/s/ P. Bienvenue
Name:	P. Bienvenue
Title:	EVP

Date of execution: 12/31/2013

PURCHASER: MATTAMY (JACKSONVILLE) PARTNERSHIP, d/b/a MATTAMY HOMES

By:	/s/ Richard Stevens
Name:	Richard Stevens
Its:	V. P.

Date of execution: 12/30/2013

The undersigned Escrow Agent hereby acknowledges the receipt of the Initial Deposit in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) to be held in accordance with the Agreement.

ESCROW AGENT SHUTTS & BOWEN, LLP

By:	/s/ Brian M. Jones
Name:	Brian M. Jones
Its:	Partner

Date of execution: 1/6/ 2014